Exhibit 99.1

PRESS RELEASE: FOR IMMEDIATE RELEASE

For further information:

Company Contacts:

Cornelius B. Prior, Jr., CEO

(340) 777-8000

Michael T. Prior, CFO

(978) 745-8106, x.401

ATLANTIC TELE-NETWORK, INC.

REPORTS 2005 FIRST QUARTER EARNINGS INCREASE 12%

EXCLUDING FOREIGN EXCHANGE GAINS FROM 2004.

ST. THOMAS, U.S. VIRGIN ISLANDS (April 29, 2005) Atlantic Tele-Network, Inc. (AMEX:ANK) today reported earnings of $3.0 million, or $0.61 per share, for the quarter ended March 31, 2005, compared to earnings of $3.1 million, or $0.63 per share, for the quarter ended March 31, 2004, a decrease of 3%. However, excluding the effects of foreign exchange gains recorded during the quarter ended March 31, 2004, net income for the quarter ended March 31, 2005 increased by approximately $300,000 or 12%. The Company’s first quarter earnings were up 56% from reported fourth quarter 2004 earnings of $2.0 million, which included write-offs and other year-end adjustments of approximately $1.6 million. When adjusted to exclude these items from fourth quarter results, first quarter earnings were 13% lower consecutively due to seasonally higher revenues in the fourth quarter.

Telephone operating revenues rose by 10% to $21.3 million for the first quarter of 2005, as compared to $19.4 million for the first quarter of 2004. The increase in telephone operating revenues is principally attributable to an $810,000 or 10% increase in local exchange revenues reflecting continued growth in both cellular and wireline subscribers. GT&T’s cellular subscribers increased by 29% to 165,763 at March 31, 2005 and wireline subscribers (access lines) increased by 12% to 105,702 for the same period. International traffic volumes climbed by 9% over volumes in the first quarter of 2004 leading to a $698,000 or 7% increase in GT&T’s international long distance revenues. The growth in lines and handsets in service contributed to the increase in international long distance traffic and revenues.

Income from telephone operations increased to $9.5 million in the first quarter of 2005, as compared to $8.3 million for the period ended March 31, 2004, an increase of $1.2 million or 14%. Total telephone-operating expenses increased by 6% to $11.8 million. The large increase in lines and cellular subscribers contributed to a $1.1 million or 13% increase in telephone operating expenses. This increase was partially offset by a reduction in general and administrative expenses, primarily due to lower travel, legal and professional fees, and an 8% decline in international long distance expenses resulting from more efficient routing of outbound traffic.

The Company’s three smaller, wholly-owned subsidiaries, Choice Communications (Choice), Call Home Telecom (CHT), and Atlantic Tele-Center (ATC), are combined under the heading “Other operations” on our statement of operations. For the quarter ended March 31, 2005, we recorded a loss for these operations of $1.6 million, or 26% higher than the loss reported for the comparable period of 2004. The widening loss on other operations was primarily due to an increase in expenses at Choice, particularly increased compensation expense, depreciation, and TV programming costs. The increase in these items mainly reflects Choice’s continued investment in plant and growth in TV subscribers. While Choice’s TV and broadband data business expanded rapidly, with TV revenues up 33%, its dial-up internet subscriber base continued to decline and related revenues were 18% lower than in the first quarter of 2004. Losses at CHT and ATC were $314,000 combined for the quarter ended March 31, 2005, a $140,000 reduction in losses over the comparable quarter of 2004. Operations at CHT and ATC’s call center business were substantially curtailed during 2004, as previously reported.

Equity in the earnings of Bermuda Digital Communications (BDC), our cellular operator in Bermuda, was $590,000 for the three months ended March 31, 2005, a 19% increase over the three months ended March 31, 2004. The increase in earnings primarily reflects higher airtime revenues on a 16% increase in subscribers from 17,614 at March 31, 2004 to 20,400 at March 31, 2005. BDC recently launched “EV-DO” high-speed mobile voice and data services and expects these services will begin to make a positive impact on operating results in coming quarters.

Other income, excluding the effect of the Company’s equity in earnings in BDC, was $434,000 in the first quarter of 2005, compared to $1.25 million in the first quarter of 2004. This decline is the result of a foreign exchange gain of $945,000 recorded in the quarter ended March 31, 2004 due to the revaluation at that time of GT&T’s Guyana dollar assets and liabilities reflecting a 14% decline in the value of the Guyana dollar in relation to the U.S. dollar. There were no comparable gains during the March 2005 quarter.

Cornelius B. Prior, Jr., Chairman of the Board and Chief Executive Officer of Atlantic Tele-Network, Inc., said: “Our first quarter results reflect similar factors to those prevalent in 2004 - GT&T and BDC continue to grow subscribers and revenues, without undue pressure on margins, and the smaller businesses in other operations continue to struggle. The results of our telephone operations for the first quarter are particularly impressive when considered in light of the major flooding in Guyana in January. As reported previously, our staff did an excellent job in restoring service and limiting the negative impact on our customers and operating results and we at ATN also made a significant cash donation to the civil services to help speed the recovery of the affected areas. We are also pleased with the way GT&T has responded to the new competitor in the cellular market and the continued strength of demand for GT&T’s Cellink services.”

Atlantic Tele-Network, Inc. is a telecommunications company with headquarters in St. Thomas, U.S. Virgin Islands. Its principal subsidiary, Guyana Telephone and Telegraph Company, Limited, is 80% owned by ATN and is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service, as well as the largest cellular service provider. ATN also owns 44% of Bermuda Digital Communications Ltd., providing cellular voice and data services in Bermuda as Cellular One, 100% of Choice Communications, LLC, providing wireless television and broadband and dial-up data services, the largest Internet service provider in the United States Virgin Islands and the only wireless TV provider in the USVI, as well as 100% of Atlantic Tele-Center, Inc., which owns a satellite internet service business as well as a Web-enabled outsourcing call center in Guyana.

This release contains forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from these statements as a result of many factors, including matters discussed in the Company’s Form 10-K annual report for the year ended December 31, 2004, which is on file with the Securities and Exchange Commission.

SCHEDULE A

ATLANTIC TELE-NETWORK, INC.

Statement of Operations Data

For the Three Months Ended March 31, 2005 and 2004

(in thousands, except per share data)

	Three Months Ended March 31, (Unaudited)
	2004	2005
Telephone operations:

Revenues:
International long-distance revenues	$10,668	$11,366
Local exchange service revenues	7,810	8,620
Other revenues	905	1,279

Total telephone operating revenues	19,383	21,265

Expenses:
International long-distance expenses	1,380	1,270
Telephone operating expenses	8,033	9,083
General and administrative expenses	1,638	1,411

Total telephone operating expenses	11,051	11,764

Income from telephone operations	8,332	9,501

Other operations:
Revenues of other operations	1,287	1,425
Expenses of other operations	2,527	2,987

Loss from other operations	(1,240)	(1,562)

Other income (expense):
Interest expense	(53)	(136)
Interest income	124	269
Equity in earnings of Bermuda Digital Communications, Ltd.	497	590
Other income (expense)	1,182	301

Total other income (expense), net	1,750	1,024

Income before income taxes and minority interest	8,842	8,963
Income taxes	4,804	5,016

Income before minority interest	4,038	3,947
Minority interest	(893)	(901)

Net income	$3,145	$3,046

Net income per share:
Basic	$0.63	$0.61

Diluted	$0.63	$0.61

Weighted average common stock outstanding:
Basic	5,024	5,014

Diluted	5,024	5,014

SCHEDULE B

ATLANTIC TELE-NETWORK, INC.

Selected Operations Statistics

For the Three Months Ended March 31, 2005 and 2004

(in thousands, except subscriber data)

Guyana Telephone & Telegraph Co., Ltd.

Subscriber data:

	March 31, 2005	December 31, 2004	March 31, 2004
Access lines (fixed)	105,702	103,267	94,599

Cellular subscriber lines	165,763	150,852	128,228

International long-distance traffic:

	For the Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
International minutes of traffic:
Inbound	38,993	37,162	36,073
Outbound	7,683	6,827	6,810

Total international minutes	46,676	43,989	42,883

International minutes of traffic mix:
Inbound	83.5%	84.5%	84.1%
Outbound	16.5%	15.5%	15.9%

Total international minutes	100.0%	100.0%	100.0%